SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


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    14a-6(e)(2))
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[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                          Cyprus Amax Minerals Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                            Phelps Dodge Corporation
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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         4)     Date Filed:_____________________________________________________
Notes:

PRESS RELEASE DATED SEPTEMBER 22, 1999

FOR IMMEDIATE RELEASE

Contacts:
Investors                                   Media
Phelps Dodge                                Phelps Dodge
Thomas M. Foster                            Susan M. Suver
(602) 234-8139                              (602) 234-8003
Gregory W. Stevens
(602) 234-8166

Arthur Schmidt & Associates, Inc.           Sard Verbinnen & Co
Martin Zausner/Alan Weinstein/Joan Harper   George Sard/Paul Caminiti
(212) 953-5555                               /Debbie Miller
                                            (212) 687-8080


      PHELPS DODGE INCREASES OFFERS TO ACQUIRE ASARCO AND CYPRUS AMAX; ADDS
                    SUBSTANTIAL CASH COMPONENT TO BOTH OFFERS

        OFFERS PROVIDE 40% PREMIUMS TO ASARCO, CYPRUS AMAX SHAREHOLDERS
--------------------------------------------------------------------------------


    PHOENIX, AZ, September 22, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that it has increased its offers to acquire Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) and added a substantial cash component to both offers. The revised offers would provide approximately 40% premiums to the shareholders of both Asarco and Cyprus Amax, based on the unaffected stock prices of all three companies.

    Phelps Dodge is now offering to acquire all shares of Asarco for $9.00 in cash and 0.2880 Phelps Dodge shares per Asarco share on a fully prorated basis. Based on Phelps Dodge's closing share price yesterday, the revised offer currently values Asarco at $25.47 per share, or a total equity value of $1.01 billion, based on approximately 39.8 million Asarco shares outstanding.

    Phelps Dodge is now offering to acquire all shares of Cyprus Amax for $6.89 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis, maintaining the Asarco/Cyprus Amax announced exchange ratio of 0.765. Based on Phelps Dodge's closing share price yesterday, the revised offer currently values Cyprus Amax at $19.49 per share, or a total equity value of $1.76 billion, based on approximately 90.5 million Cyprus Amax shares outstanding.

                                    - more -

    In the revised offers, shareholders of Asarco and Cyprus Amax will have the right to elect to receive all cash or all Phelps Dodge shares. The all-cash election for Asarco shareholders is $25.90 per Asarco share and the all-stock election is 0.4413 Phelps Dodge shares per Asarco share, subject to proration to maintain the overall cash/stock allocation. The all-cash election for Cyprus Amax shareholders is $19.81 per Cyprus Amax share and the all-stock election is
0.3376 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation. The stock portion of the consideration received will be tax-free to shareholders of both companies.

    Phelps Dodge expects the revised three-way merger to remain immediately and substantially accretive to its cash flow and significantly accretive to its earnings per share beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the approximately $1 billion cash portion of the offers primarily through existing credit facilities and cash on hand.

    "With these substantial increases, there can be no question that our offers provide clearly superior value to Asarco and Cyprus Amax shareholders compared to the no-premium two-way merger," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "It is now time for Asarco and Cyprus Amax to come to the table. With their cooperation, we will be in a position to close this compelling three-way merger immediately following the October 13 Phelps Dodge shareholder meeting."

    Yearley added: "The Asarco and Cyprus Amax shareholder votes on September 30 will be a clear-cut referendum. If shareholders approve the two-way no-premium merger, we will immediately withdraw our clearly superior offers and will not bid further."

    Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.

STATEMENTS IN THIS PRESS RELEASE INCLUDE "FORWARD-LOOKING STATEMENTS" THAT EXPRESS EXPECTATIONS OF FUTURE EVENTS OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THE COMPANY CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTIONS OF THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.

INVESTOR SLIDE PRESENTATION

                         [PHELPS DODGE CORPORATION LOGO]

                                                             September 22, 1999

FORWARD-LOOKING STATEMENTS

These slides include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct. Please refer to the Management's Discussion and Analysis section of the company's report on Form 10-K for the year ended December 31, 1998.

                                 SUPERIOR OFFERS


                                                 [Phelps Dodge Corporation LOGO]

NOW THERE IS NO COMPARISON

PHELPS DODGE OFFERS                        ASARCO CYPRUS OFFER
-   40% premiums*                          -   No premium
   -    Values AR at $25.47 per share          -    Values AR at $5.00 + 1 new
        -   $9.00 + 0.2880 PD shares                AR/CYM share
   -    Values CYM at $19.49 per share         -    Values CYM at $3.83 + 0.765 new
        -   $6.89 + 0.2203 PD shares                AR/CYM share
-  Cash component                          -   Cash component
   -    Shareholder preference                 -    Fixed
-  $2.00/share annual dividend             -   $0.20/share annual dividend
   -    Approximate 3.5% current yield         -    Approximate 0.9% current yield
-  Enhanced upside potential               -   More promises after years of
   due to proven track record                  underperformance

* Valuations based on 9/21/99 closing stock price; premiums based on share prices before trading was halted for these stocks on the morning of 8/20/99; $58.69 Phelps Dodge; $18.50 Asarco; $14.25 Cyprus Amax; maintains Asarco/Cyprus Amax announced exchange ratio of 0.765.

INCREASED PHELPS DODGE OFFERS

-         33% INCREASE in premiums
-         Substantial cash component added
          -  Represents approximately 35% of total offer price
- Cash election feature allows shareholders to indicate preference for cash or stock
          -  AR shareholders can elect $25.90 or 0.4413 PD shares per AR share
          -  CYM shareholders can elect $19.81 or 0.3376 PD shares per CYM share
          -  Final allocation subject to proration

PHELPS DODGE IS OFFERING ATTRACTIVE PREMIUMS
                   SELECTED NATURAL RESOURCES PREMIUMS PAID

    Date                                                                     Premium to
Announced          Acquiree/Acquiror                            Industry  Unaffected Price

9/22/1999          Asarco, Cyprus Amax/Phelps Dodge             Copper         40%*
3/8/1998           Alumax/Alcoa                                 Aluminum       39%
8/4/1999           Union Carbide/Dow Chemical                   Chemicals      38%
4/1/1999           Atlantic Richfield/BP Amoco                  Oil/Gas        26%
1/25/1998          Norcen Energy/Union Pacific Resources        Energy         26%
8/16/1999          Poco Petroleums/Burlington Resources         Oil/Gas        25%
8/11/1999          Reynolds/Alcoa                               Aluminum       24%
8/11/1998          Amoco/British Petroleum                      Oil/Gas        23%
12/1/1998          Mobil/Exxon                                  Oil/Gas        15%

* Premiums based on share prices before trading was halted for these stocks on the morning of 8/20/99: $58.69 Phelps Dodge; $18.50 Asarco; $14.25 Cyprus Amax; maintains Asarco/Cyprus Amax announced exchange ratio of 0.765
    Source: Morgan Stanley Dean Witter

FINANCIAL IMPACT OF INCREASED OFFERS

-    Cash flow per share
     -   Accretive at cooper prices exceeding $0.60
-    Earnings per share
     - Accretive in year two based on analysts' estimates of copper prices of $0.80-$0.85 per pound in 2001
-    Use of cash increases PD shareholder ownership
-    Retain investment grade rating

CREDIT PROFILE (AS OF JUNE 30, 1999)

                                                            Phelps Dodge
                                                            Asarco Cyprus
          ($ MM)                    Phelps Dodge            Pro Forma (1)

-         Cash                          144                     300
-         Total debt                    1,077                   3,173
-         Total book equity             2,373                   4,515
-         Net debt/Book cap.            28%                     36%
-         Credit rating(2)              A-

(1) Based on PD offers; assumes $850 MM raised from sale of non-core assets (no gain or loss assumed) and excess cash used for debt reduction.
    Source:  Morgan Stanley Dean Witter

(2) Standard & Poor's; Asarco and Cyprus Amax are both rated BBB-
    Source: Phelps Dodge, Asarco, and Cyprus Amax 10-Qs for the quarter ended June 30, 1999

CLEAR PATH TO COMPLETION

September 30:      Asarco and Cyprus Amax shareholder meetings; vote on two-way merger
October 10:        Phelps Dodge Hart Scott Rodino initial waiting period
                   scheduled to expire
October 13:        Phelps Dodge shareholder meeting
October 14:        Close transaction with cooperation of Asarco and Cyprus Amax

                              THREE-WAY COMBINATION


                                                 [Phelps Dodge Corporation Logo]

STRATEGIC VISION

-    Challenging industry environment mandates consolidation
-    Truly unique opportunity for regional integration
-    Enhanced scale and scope provide strategic and operational opportunities
- Combination will create a new U.S.-based global leader (e.g., Exxon, Alcoa, Dow Chemical)

PRODUCTION/ CASH COST PROFILE

Phelps Dodge brings approximately two-thirds of the low cost production

[Graphical display omitted

This graph displays the attributable copper production (billions of pounds) of the different mines of Phelps Dodge, Asarco and Cyprus Amax compared to the cash costs (cents/pound). The mines that are displayed are El Abra (Cyprus Amax), Cerro Verde (Cyprus Amax), Candelaria (Phelps Dodge), SPCC (Asarco share), SPCC (Phelps Dodge share), Morenci before and after MFL (Phelps Dodge), Chino (Phelps Dodge), Tyrone (Phelps Dodge), Bagdad (Cyprus Amax), Miami (Cyprus Amax), Sierrita (Cyprus Amax), Mission (Asarco) and Ray (Asarco).]

Source: Brook Hunt; modified 1999 (est.)

BENEFITS OF THREE-WAY COMBINATION

-   Create world-class global copper player
-   Focus on cost reduction, cash flow and returns
    - Ability to upgrade/integrate asset portfolio
-   Potential sale of non-core assets to pay down debt
-   Market prefers larger capitalization liquid stocks
-   Strong, liquid balance sheet with excellent access to capital

RESOURCE-RICH, COST-COMPETITIVE

-   Current production levels       =                   3.8 billion pounds
-   Target CASH production cost     = or less than      $0.50 per pound
-   Target FULL production costs    = or less than      $0.60 per pound
- Core portfolio of world-class copper mines represents more than 50% of current annual production
    -  Morenci, SPCC, El Abra, Candelaria, Cerro Verde
    -  2.0 billion pounds at average cash cost of less than $0.50 per pound

                                WHY PHELPS DODGE?


                                                 [Phelps Dodge Corporation Logo]

SUPERIOR SHAREHOLDER RETURNS

LAST 15 YEARS

[Graphical display omitted
This graph displays the total return to the shareholders of Phelps Dodge, Asarco and Cyprus Amax. The base date is 8/10/84 and the end date 8/11/99. The total return to shareholders of Phelps Dodge is 1024%, Cyprus Amax 102% and Asarco 25%.]

Source: Morgan Stanley Dean Witter
Note: Cyprus Amax returns measured from 5/85 IPO

CUMULATIVE EVA(TM)

[Graphical display omitted
This graph shows the cumulative EVA of Phelps Dodge, Cyprus Amax and Asarco. The base year is 1987 and end year 1997. The EVA varies between -$2,500,000,000 and $1,000,000,000. The cumulative EVA of Phelps Dodge is $1.0 billion, of Asarco -$1.3 billion and of Cyprus Amax -$2.3 billion. The graph also displays the price of copper ($/lb.) From 1988 to 1997.]

Source: Stern Stewart Performance 1000; latest available

PHELPS DODGE RETURNS SUBSTANTIALLY IN EXCESS OF ITS COST CAPITAL

5-Year Return on Equity History*

[Graphical display omitted
This graph displays the 5-year return on equity history of Phelps Dodge, Asarco and Cyprus Amax.]
                                                             Average COMEX
                                                             Copper price per
              Phelps Dodge    Cyprus Amax      Asarco           pound

1994                 17%            8%           2%              $1.07
1995                 30%           18%          13%              $1.35
1996                 17%            7%           5%              $1.06
1997                 16%           11%           5%              $1.04
1998                  3%            1%          -7%              $0.75
5-year average       17%            9%           4%

* ROE is defined as net income (excluding non-recurring gains/losses) divided by average shareholders' equity

SUPERIOR VALUE CREATION

Total Growth
(1989-1998)

[Graphical display omitted
This graph displays the total percentage growth of the book value/share of Phelps Dodge, Cyprus Amax and Asarco between 1989 and 1998. The book value/share of Phelps Dodge has grown 129.2%, of Cyprus Amax 11.2% and of Asarco decreased 16.9%.]

Source: Factset

SHAREHOLDER-ORIENTED MANAGEMENT

-   History of share buybacks
    -   14.4 million shares since end of 1994;
        20% of outstanding
-   Track record of increasing dividend per share
-   Stock option plan prohibits re-pricing
-   Manage for cash
-   Active management of asset portfolio

TRANSACTION SUMMARY
                                                                  Phelps Dodge
                                                                  3-way Merger

-         Significant premiums                                           x
-         $2.00 annual dividend                                          x
-         Substantial synergy savings                                    x
-         Larger core of low cost production                             x
-         Larger ore reserves                                            x
-         Track record of performance                                    x
-         Commitment to shareholder value                                x+

THE TIME IS NOW

-   Three is better than two
-   Integrate once, not twice
-   September 30 vote is referendum on value
-   Phelps Dodge will withdraw offers if two-way merger is approved

                         [PHELPS DODGE CORPORATION LOGO]

                                    APPENDIX
                                      Page

         Historical Timeline                           25
         Operating Excellence                          26
         Capital Efficiency                            29
         Contained Copper                              30
         Cash Synergies                                31
         Shareholder Value                             33
         Exchange Offer Detail                         35


                                                 [PHELPS DODGE CORPORATION LOGO]

HISTORICAL TIMELINE

July 15:            Asarco and Cyprus Amax announce merger
August 10:          Phelps Dodge approaches Asarco and Cyprus Amax CEOs
                    Asarco and Cyprus refuse to talk
August 11:          Phelps Dodge sends initial proposals to CEOs
August 12:          Asarco and Cyprus Amax refuse to talk
                    Phelps Dodge sends initial proposals to Boards
AUGUST 20:          ASARCO AND CYPRUS AMAX PUBLICLY REJECT PROPOSALS
                    WITHOUT NEGOTIATING
                    Phelps Dodge publicly announces higher bids
August              25: Asarco and Cyprus Amax reject higher Phelps Dodge bids without negotiating by proposing "unreasonable" exchange
                    ratios; revise two-way proposal
August 27:          Phelps Dodge files exchange offer registration statements
                    and proxy materials against Asarco/Cyprus Amax merger;
                    commences litigation
September 1:        Phelps Dodge schedules vote of shareholders for October 13
September 3:        Phelps Dodge commences offers
September 10:       Phelps Dodge Hart Scott Rodino filed

OPERATING EXCELLENCE

Growth in Copper Production

[Graphical display omitted
This graph displays differences in the amount of copper production (million pounds) of Phelps Dodge (CAGR=9.8%), Asarco (CAGR=3.9%) and Cyprus Amax (CAGR=8.9%) between 1993 and 1998.]

OPERATING EXCELLENCE

Technology Pacesetter

[Graphical display omitted
This graph displays the amount of copper produced (MM lbs) by the different mines between years 1983 and 1998. The mines listed on the graph are Tyrone SX/EW, Morenci SX/EW, Chino SX/EW, Northwest Extension, Candelaria 1, Southside, Candelaria 2.]

- Large scale SX/EW                            - "Expert" control systems
- Computerized haul truck dispatch             - Concentrator adaptive control
- GPS ore control                              - Mine for leach
- Leach recovery optimization                  - Haul truck tire technology
- Concentrate grade enhancement

OPERATING EXCELLENCE

MORENCI MINE TO CONVERT ALL PRODUCTION TO SX/EW ADDING
APPROXIMATELY $0.50 TO PHELPS DODGE EPS

- Most capital efficient alternative
   - $220 million conversion complete by 1Q 2001
- Conversion will reduce unit costs
   - $0.09/lb.  cash cost ($72 million/year)
   - $0.07/lb.  full cost ($56 million/year)
- Leverages SX/EW competency
- Strengthens Morenci's position within Phelps Dodge Portfolio

[Graphical display omitted
This graph displays the attributable copper production (billions of pounds) of the different mines of Phelps Dodge, Asarco and Cyprus Amax compared to the cash costs (cents/pound). The mines listed are El Abra (Cyprus Amax), Morenci after MFL (Asarc), Cerro Verde (Cyprus Amax), Candelaria (Phelps Dodge), SPCC (Asarco), SPCC (Phelps Dodge), Chino (Phelps Dodge), Tyrone (Phelps Dodge), Bagdad (Cyprus Amax), Miami (Cyprus Amax), Sierrita (Cyprus Amax), Mission (Asarco), Ray (Asarco).]

CAPITAL EFFICIENCY

                                   Acquisition        Capital             Cu Equivalent
                                    Cost              Cost          Production        $ per
                                    $MM               $MM           MM lbs.*          Pound
-     El Abra (Cyprus share)        330                 690          250               4.05
-     Batu Hijau                    285               1,950          590               3.79
-     Los Pelambres                 640               1,200          550               3.36
-     Collahuasi                    590               1,650          670               3.35
-     Alumbrera                     500               1,200          520               3.26
-     Candelaria
      (Phelps Dodge share)           --                 640          390               1.64
-     Phelps Dodge
      Share purchase
      (since 1/1/95)                980                  --          350               2.84**

*         Average annual production

** BEFORE ascribing any value to Phelps Dodge Industries, SPCC share or other downstream copper facilities.

CONTAINED COPPER (BILLIONS OF LBS.)

ASARCO                                        PHELPS DODGE
- Ore reserves              36.5              - Ore reserves             43.2
- Mineralized                                 - Minority reserves         4.5
  material                   3.6              - Mineralized
CYPRUS AMAX                                     material                 30.1
- Ore reserves              25.2                                         ----
                            ----                                         77.8
                            65.3

[Graphical display omitted
This circle diagram displays the percentages of copper that Phelps Dodge (54%) and combined Asarco Cyprus (46%) have of the aggregate copper amount of the three companies.]

Source: 1998 Form 10-Ks

CASH COST SAVINGS OF $200 MM

(In $ Millions)

SG&A EXPENSE                                                              $ 85
EXPLORATION                                                                 55
                                                                         ------
OPERATING SYNERGIES
    Reduce Supply Costs................................................28
    Reduce Electric Power Costs........................................12
    Optimize Copper Refining Operations.................................7
    Optimize Mill/Leach Mix.............................................7
    Integrate Arizona Management and Support Services...................6
                                                                      ---
    TOTAL OPERATING SYNERGIES                                          60
                                                                      ---
TOTAL CASH COST SAVINGS                                              $200


Note:  All estimates are based on public information and Phelps Dodge experience

AR/CYM CASH SYNERGY ESCALATION

[Graphical display omitted
This graph displays the ASARCO/Cyprus Amax cash synergy escalations from April 2 to September 16, 1999. - "[ASARCO CEO] noted that...rationalization through mergers of operations would yield minimal benefits." The Mining Journal, 4/2/99
- Cyprus Amax Minerals...will see savings of about $150 million a year from cost-cutting and productivity improvements. Cyprus Amax Chairman, Bloomberg, 5/6/99 - "We expect cash savings of $100 million by 2001." ASARCO CEO, on the ASARCO/Cyprus Amax merger, American Metal Market, 7/19/99 - "the estimate of annual expense reductions...[includes] $50 million in reduced administrative and overhead costs, $50 million from lower costs of purchased materials and services, $25 million in other costs..." ASARCO/Cyprus Amax press release, 8/20/99 - Phelps Dodge offers become public [Aug 20, 1999] - Cash cost savings = $200 million. ASARCO/Cyprus Amax Investor Presentation, September 1999 - ASARCO and Cyprus...have targeted an extra $50 million...in cash savings. Reuters, 9/16/99]

AR/CYM SHAREHOLDER VALUE?

ASARCO AND CYPRUS AMAX MERGER AGREEMENT HAS EXTREMELY ONEROUS
PROVISIONS

-   Unusual "no talk" clause
-   Management entrenchment
    - Guaranteed positions for four senior executives through 2002 annual meeting
    - 75% of Board vote required for change in roles through 2002 annual meeting;
      25% of Board seats held by management
-   Unreasonable break-up fees
-   90-day takeover "relaxation" disingenuous
    - No ability to replace Board
    - Current change-of-control arrangements remain in effect
    - Shareholder mechanism to redeem pill unnecessarily cumbersome

- Boards could easily authorize discussions to achieve highest shareholder value


SUPERIOR SHAREHOLDER RETURNS

Through August 11, 1999

                       1 Year         3 Years        5 Years        10 Years       15 Years

Phelps Dodge           22%            13%            20%            161%           1,024%
Asarco                 (7)            (16)           (27)           (20)           25
Cyprus Amax            26             (22)           (40)           (26)           102

S&P 500                23%            107%           213%           369%*          687%**
S&P Metals             36             (22)           (16)           25*            124**


Source:  Morgan Stanley Dean Witter

Note:  Dividends reinvested
*       S&P 500 and S&P Metals are from 1/1/90
**      Without dividend reinvestment

EXCHANGE OFFER DETAIL

- We are offering to exchange an aggregate of approximately 11.5 million PD shares and $358 million in cash for all outstanding AR shares. AR shareholders can elect to receive either 0.4413 of a PD share or $25.90 in cash for each AR share.
- We are offering to exchange an aggregate of approximately 19.9 million PD shares and $623 million in cash for all outstanding CYM shares. CYM shareholders can elect to receive either 0.3376 of a PD share or $19.81 in cash for each CYM share.
- PD will allocate total cash or stock proportionally among the respective AR and CYM shareholders who elect either component, in the event either aggregate amount is oversubscribed.
- Allocation to AR and CYM shareholders who do not make an election will be based on the amount remaining after accounting for the preferences for those AR and CYM shareholders who make elections.
- Shareholders not tendering their shares will receive remaining component(s) after giving effect to the exchange offer.

                         [PHELPS DODGE CORPORATION LOGO]